Exhibit 99.1

Investors
Louis Alterman
404-748-7650
678-472-3252
altermanlo@corp.earthlink.net

Media
Michele Sadwick
404-748-7255
404-769-8421
sadwick@corp.earthlink.net

EARTHLINK ANNOUNCES SECOND QUARTER 2011 RESULTS

ATLANTA — July 28, 2011 — EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its second quarter ended June 30, 2011. EarthLink’s second quarter results include a full quarter of operating results from the acquisition of One Communications which closed on April 1, 2011.

Highlights for the second quarter include:

•                  Net income of $6.5 million or $0.06 per share

•                  Adjusted EBITDA (a non-GAAP measure) of $88.9 million

•                  Free cash flow (a non-GAAP measure) of $65.8 million

•                  Raised full year 2011 Adjusted EBITDA and Free Cash Flow guidance

•                  Repurchased 2.4 million shares of stock

•                  Ending cash and marketable securities balance of $490.5 million

“Over the past year, EarthLink has redefined our company in a manner that provides long-term value creation potential for our shareholders.  This quarter, EarthLink Business generated approximately three-quarters of our revenue and a significant amount of our Adjusted EBITDA.  Our IP network services business is gaining momentum and our emerging Managed Services capabilities are creating new opportunities for EarthLink to be a trusted IT partner businesses can rely on to securely connect to and leverage the growing influence of cloud-based services,” explained EarthLink Chairman and Chief Executive Officer Rolla P. Huff. “We are making meaningful progress in our integration efforts, and putting organic growth within reach.”

Financial and Operating Results

For the second quarter of 2011, EarthLink reported revenue of $363.6 million, a 50% increase from the first quarter of 2011, primarily due to the acquisition of One Communications, and a 138% increase over the second quarter of 2010, primarily due to the acquisitions of ITC^DeltaCom and One Communications.  As a result of these acquisitions and increasing sales momentum at EarthLink Business, business services comprised 74% of EarthLink’s total revenue in the second quarter of 2011, up from 59% in the prior quarter and 21% in the year-ago quarter.

Within the consumer segment, revenue churn continued to attenuate with revenue in the second quarter of 2011 down 5% from the first quarter of 2011. Broadband services comprised 65% of EarthLink’s consumer access revenue in the second quarter of 2011. This quarter marks EarthLink’s third consecutive quarter of record consumer retention results. Consumer subscriber churn for the second quarter of 2011 was 2.6%, down from 2.7% in the first quarter of 2011 and 3.0% in the second quarter of 2010.

EarthLink’s total sales and marketing, operations, customer support, and general and administrative expenses for the second quarter of 2011 were $113.8 million or 31% of revenue.

Profitability and Other Financial Measures

Second quarter of 2011 net income was $6.5 million, or $0.06 per share, as compared to $16.4 million, or $0.15 per share in the first quarter of 2011, and $28.0 million, or $0.26 per share, in the second quarter of 2010.

The company reported Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $88.9 million in the second quarter of 2011, as compared to $69.7 million in the first quarter 2011 and $56.7 million in the second quarter of 2010.  The increase compared to the prior year quarter reflects the inclusion of One Communications’ and Deltacom’s operating results and the increase compared to the prior sequential quarter reflects the inclusion of One Communications’ operating results. The increases also reflect increased sales momentum in the EarthLink Business segment, constant management of cost structure, progress in achieving synergies ahead of schedule, and consistently high consumer customer retention.

Balance Sheet and Cash Flow

EarthLink generated free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $65.8 million in the second quarter of 2011, as compared to $52.0 million in the first quarter of 2011 and $54.0 million in the year-ago quarter.

The company reported cash and marketable securities of $490.5 million as of June 30, 2011, a decrease of $61.1 million from the prior quarter ended March 31, 2011. EarthLink used approximately $336 million of cash in connection with the closing of its acquisition of One Communications on April 1, 2011, which included the repayment of One Communications debt. Second quarter 2011 capital expenditures were $23.2 million. Also during the quarter, the company repurchased 2.4 million shares of common stock at an average price of $7.60 per share and made $5.6 million of dividend payments to shareholders.

In May 2011, EarthLink issued $300 million aggregate principal amount of 8-7/8% Senior Notes due 2019 at an issue price of 96.555%, resulting in gross proceeds of $289.7 million and net proceeds of $281.0 million after deducting transaction fees. EarthLink also entered into a $150 million revolving credit facility and terminated its $30 million revolving credit facility. No amounts were outstanding under the revolving credit facility as of June 30, 2011.

Business Outlook

The following statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

Today EarthLink announced updated guidance that raises and narrows its estimates for the full year 2011. Management now expects Adjusted EBITDA of $315 million to $320 million; free cash flow of $200 million to $215 million; capital expenditures of $105 million to $115 million; and net income of $24 million to $28 million for the full year 2011.

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, gain (loss) on investments, net, impairment of goodwill and intangible assets, and restructuring and acquisition-related costs.  Free cash flow is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense,  gain (loss) on investments, net, impairment of goodwill and intangible assets, and restructuring and acquisition-related costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Conference Call for Analysts and Investors

Conference Call Details

Thursday, July 28, 2011, at 8:30 a.m. ET hosted by EarthLink’s Chairman and Chief Executive Officer Rolla P. Huff, President and Chief Operating Officer Joseph M. Wetzel, and Chief Financial Officer Bradley A. Ferguson.

U.S. and Canada Dial-in Number	800-706-0730
International Dial-in Number	706-634-5173

Participants reference the EarthLink call and dial in 10 minutes prior to scheduled start time.

Webcast

A live Webcast of the conference call will be available at:  http://ir.earthlink.net/index.cfm

Replay

Replay available from 11:30 a.m. ET on July 28 through midnight on August 4, 2011.

To access the replay, dial 855-859-2056 or 404-537-3406. The confirmation code 82644801.

The Webcast will be archived on the company’s website at: http://ir.earthlink.net/events.cfm

About EarthLink

EarthLink, Inc (NASDAQ: ELNK) is a leading provider of Internet Protocol (IP) infrastructure and services to medium-sized and large businesses, enterprise customers, and over 1.6 million customer relationships across the United States. The company has provided Internet access and communications services for decades and has earned an award-winning reputation for both outstanding customer service and product innovation. Their EarthLink Business™ division provides a full complement of voice, data, mobile, cloud hosting and equipment services over a 28,000 mile fiber network and MPLS-based services nationwide. EarthLink Consumer is a leading Internet Service Provider connecting people to the power and possibilities of the Internet. For more information, visit EarthLink’s website www.earthlink.net

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include (1) that we may not be able to execute our business strategy to transition to a leading IP infrastructure and managed services provider, which could adversely impact our results of operations and cash flows; (2) that we may be unsuccessful in making and integrating acquisitions into our business, which could result in operating difficulties, losses and other adverse consequences; (3) that the continuing effects of adverse economic conditions could harm our business; (4) that if we do not continue to innovate and provide products and services that are useful to individual subscribers and business customers, we may not remain competitive, and our revenues and operating results could suffer; (5) that our failure to implement cost reduction initiatives will adversely affect our results of operations; (6) that we will require a significant amount of cash, which may not be available to us, to service our debt and fund our other liquidity needs; (7) that we face significant competition in the Internet industry that could reduce our profitability; (8) that our consumer business is dependent on the availability of third-party network service providers; (9) that the continued decline of our consumer access subscribers, combined with the change in mix of our consumer access base from narrowband to broadband, will adversely affect our results of operations; (10) that our commercial and alliance arrangements may not be renewed or may not generate expected benefits, which could adversely affect our results of operations; (11) that privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services; (12) that changes in technology in the Internet access industry could cause a decline in our business; (13) that we face significant competition in the communications industry that could reduce our profitability; (14) that decisions by the Federal Communications Commission relieving ILECs of certain regulatory requirements, and possible further deregulation in the future, may restrict our ability to provide services and may increase the costs we incur to provide these services; (15) that our wholesale services, including our broadband transport services, will be adversely affected by pricing pressure, network overcapacity, service cancellations and other factors; (16) that our operating performance will suffer if we are not offered competitive rates for the access services we need to provide our long distance services; (17) that we may experience reductions in switched access and reciprocal compensation revenue; (18) that our inability to maintain our network infrastructure, portions of which we do not own, could adversely affect our operating results; (19) that if we are unable to interconnect with AT&T, Verizon and other incumbent carriers on acceptable terms, our ability to offer competitively priced local telephone services will be adversely affected; (20) that we may not be able to compete effectively if we are unable to install additional network equipment or convert our network to more advanced technology; (21) that failure to obtain and maintain necessary permits and rights-of-way could interfere with our network infrastructure and operations; (22) that we may be unable to retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (23) that interruption or failure of our network and information systems and other technologies could impair our ability to provide our services, which could damage our reputation and harm our operating results; (24) that our business depends on effective business support systems and processes; (25) that government regulations could adversely affect our business or force us to change our business practices; (26) that our business may suffer if third parties used for customer service and technical support and certain billing services are unable to provide these services or terminate their relationships with us; (27) that we may not be able to protect our intellectual property; (28) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (29) that if we, or other industry participants, are unable to successfully defend against legal actions, we could face substantial liabilities or suffer harm to our financial and operational prospects; (30) that we may be required to recognize additional impairment charges on our goodwill and intangible assets, which would adversely affect our results of operations and financial position; (31) that we may have to undertake further restructuring plans that would require additional charges, including incurring facility exit and restructuring charges; (32) that we may have exposure to greater than anticipated tax liabilities and the use of our net operating losses and certain other tax attributes could be limited in the future; (33) that we may reduce, or cease payment of, quarterly cash dividends; (34) that our stock price may be volatile; (35) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; and (36) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management.  These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2010.

EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations (1)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011

Revenues	$153,007	$363,559	$310,265	$606,577

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	56,129	164,357	115,009	268,080
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	41,839	113,795	85,621	186,959
Depreciation and amortization	4,577	45,093	9,325	66,769
Restructuring and acquisition-related costs (2)	(89)	11,046	1,346	15,551
Total operating costs and expenses	102,456	334,291	211,301	537,359

Income from operations	50,551	29,268	98,964	69,218
Gain on investments, net	154	—	572	—
Interest expense and other, net	(5,483)	(19,076)	(10,775)	(32,036)
Income before income taxes	45,222	10,192	88,761	37,182
Income tax provision	(17,182)	(3,644)	(33,974)	(14,271)
Net income	$28,040	$6,548	$54,787	$22,911

Net income per share
Basic	$0.26	$0.06	$0.51	$0.21
Diluted	$0.26	$0.06	$0.50	$0.21

Weighted average common shares outstanding
Basic	108,053	109,593	107,840	108,990
Diluted	108,888	110,490	108,685	110,051

Dividends declared per share	$0.16	$0.05	$0.30	$0.10

EARTHLINK, INC.

Reconciliation of Net Income to Adjusted EBITDA (3)

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2010	2011	2011

Net income	$28,040	$16,363	$6,548
Interest expense and other, net	5,483	12,960	19,076
Income tax provision	17,182	10,627	3,644
Depreciation and amortization	4,577	21,676	45,093
Stock-based compensation expense	1,707	3,571	3,514
Gain on investments, net	(154)	—	—
Restructuring and acquisition-related costs (2)	(89)	4,505	11,046
Adjusted EBITDA (3)	$56,746	$69,702	$88,921

EARTHLINK, INC.

Reconciliation of Net Income to Free Cash Flow (3)

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2010	2011	2011

Net income	$28,040	$16,363	$6,548
Interest expense and other, net	5,483	12,960	19,076
Income tax provision	17,182	10,627	3,644
Depreciation and amortization	4,577	21,676	45,093
Stock-based compensation expense	1,707	3,571	3,514
Gain on investments, net	(154)	—	—
Restructuring and acquisition-related costs (2)	(89)	4,505	11,046
Purchases of property and equipment	(2,711)	(17,746)	(23,163)
Free cash flow (3)	$54,035	$51,956	$65,758

EARTHLINK, INC.

Reconciliation of Guidance Provided in Non-GAAP Measures (3)

(in millions)

Year
Ending
December 31,
2011
Net income	$24 - $28
Interest expense and other, net	68
Income tax provision	16 - 17
Depreciation and amortization	168
Stock-based compensation expense	15
Restructuring and acquisition-related costs (2)	24
Adjusted EBITDA (3)	$315 - $320

Year
Ending
December 31,
2011
Net income	$24 - $28
Interest expense and other, net	68
Income tax provision	16 - 17
Depreciation and amortization	168
Stock-based compensation expense	15
Restructuring and acquisition-related costs (2)	24
Purchases of property and equipment	(115) - (105)
Free cash flow (3)	$200 - $215

EARTHLINK, INC.

Supplemental Financial Data

	June 30,	December 31,	March 31,	June 30,
	2010	2010	2011	2011
	(in thousands)
Balance Sheet Data
Cash and marketable securities	$740,100	$563,070	$551,629	$490,484
Debt (4)	255,791	580,791	580,591	880,591
Stockholders’ equity	757,899	757,868	752,539	760,886

Employee Data
Number of employees at end of period (5)	576	1,870	1,857	3,214

EARTHLINK, INC.

Business Services Operating Metrics

	June 30,	December 31,	March 31,	June 30,
	2010	2010	2011	2011

Legacy EarthLink Business Metrics (6)
Narrowband access subscribers	8,000	7,000	7,000	6,000
Broadband access subscribers	53,000	53,000	52,000	52,000
Web hosting accounts	70,000	66,000	64,000	62,000

EarthLink Business Metrics (7)
Southeast
Total fiber optic route miles (8)	—	16,504	16,504	16,504
Colocations	—	294	294	296
Voice and data switches	—	20	20	20

Northeast
Total fiber optic route miles	—	—	—	12,253
Colocations	—	—	—	620
Voice and data switches	—	—	—	34

National
Colocations	424	424	424	424

Total EarthLink Business (7)
Total fiber optic route miles	—	16,504	16,504	28,757
Colocations	424	718	718	1,340
Voice and data switches	—	20	20	54

EARTHLINK, INC.

Consumer Services Operating Metrics

	June 30,	December 31,	March 31,	June 30,
	2010	2010	2011	2011
Consumer Subscriber Detail
Narrowband access subscribers	1,060,000	932,000	877,000	826,000
Broadband access subscribers	748,000	704,000	680,000	652,000
Total consumer subscribers	1,808,000	1,636,000	1,557,000	1,478,000

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Consumer Subscriber Activity
Subscribers at beginning of period	1,915,000	1,557,000	2,029,000	1,636,000
Gross organic subscriber additions	61,000	38,000	134,000	87,000
Churn	(168,000)	(117,000)	(355,000)	(245,000)
Subscribers at end of period	1,808,000	1,478,000	1,808,000	1,478,000

Consumer Metrics
Average subscribers (9)	1,859,000	1,518,000	1,915,000	1,557,000
ARPU (10)	$21.57	$21.07	$21.23	$21.05
Churn rate (11)	3.0%	2.6%	3.1%	2.6%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (12)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Business Services
Revenues	$32,702	$267,613	$66,396	$409,986
Cost of revenues	19,579	134,150	38,988	206,607
Gross margin	13,123	133,463	27,408	203,379
Segment operating expenses	10,244	87,586	19,961	132,330
Segment income from operations	$2,879	$45,877	$7,447	$71,049

Consumer Services
Revenues	$120,305	$95,946	$243,869	$196,591
Cost of revenues	36,550	30,207	76,021	61,473
Gross margin	83,755	65,739	167,848	135,118
Segment operating expenses	22,159	17,207	45,034	36,521
Segment income from operations	$61,596	$48,532	$122,814	$98,597

Consolidated
Revenues	$153,007	$363,559	$310,265	$606,577
Cost of revenues	56,129	164,357	115,009	268,080
Gross margin	96,878	199,202	195,256	338,497
Direct segment operating expenses	32,403	104,793	64,995	168,851
Segment income from operations	64,475	94,409	130,261	169,646
Stock-based compensation expense	1,707	3,514	4,374	7,085
Depreciation and amortization	4,577	45,093	9,325	66,769
Restructuring and acquisition-related costs (2)	(89)	11,046	1,346	15,551
Other operating expenses	7,729	5,488	16,252	11,023
Income from operations	$50,551	$29,268	$98,964	$69,218

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

(1)

On December 8, 2010, EarthLink completed its acquisition of ITC^DeltaCom, a provider of integrated communications services to customers in the southeastern U.S. On April 1, 2011, EarthLink completed its acquisition of One Communications, a privately-held, multi-regional integrated telecommunications solutions provider serving customers in the Northeast, Mid-Atlantic and Upper Midwest. The results of operations of ITC^DeltaCom and One Communications have been included in EarthLink’s consolidated financial statements since the respective acquisition dates.

(2)	Restructuring and acquisition-related costs consisted of the following for the periods presented (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011
Transaction-related costs	$—	$2,802	$—	$4,542
Severance and retention	—	8,133	—	9,825
Integration-related costs	—	658	—	721
Acquisition-related costs	—	11,593	—	15,088
Facility exit and restructuring costs	(89)	(547)	1,346	463
Total restructuring and acquisition-related	$(89)	$11,046	$1,346	$15,551

Acquisition-related costs consist of external costs directly related to EarthLink’s acquisitions, such as advisory, legal, accounting, valuation and other professional fees; employee severance and retention costs; and integration-related costs, such as system conversion and rebranding costs.

Facility exit and restructuring costs consist of costs incurred for EarthLink’s restructuring plans. In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania; and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during 2007 and 2008. However, there have been and may continue to be changes in estimates to amounts previously recorded.

(3)

Adjusted EBITDA is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and restructuring and acquisition-related costs. Free cash flow is defined as net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and restructuring and acquisition-related costs, less purchases cash used for of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs. Management believes that excluding the effects of the items noted above enables investors to better understand and analyze the current period’s results and provides a better measure of comparability.

(4)

Debt represents the principal amount of EarthLink’s Senior Secured Notes, EarthLink’s Convertible Senior Notes and ITC^DeltaCom’s Senior Secured Notes. Below is a summary of the carrying amount of EarthLink’s debt (in thousands):

	June 30,	December 31,	March 31,	June 30,
	2010	2010	2011	2011
EarthLink’s Senior Secured Notes - Principal	—	—	—	300,000
EarthLink’s Senior Secured Notes - Discount	—	—	—	(10,226)
EarthLink’s Convertible Senior Notes - Principal	255,791	255,791	255,791	255,791
EarthLink’s Convertible Senior Notes - Discount	(19,620)	(12,722)	(9,149)	(5,490)
ITC^DeltaCom’s Senior Secured Notes - Principal	—	325,000	324,800	324,800
ITC^DeltaCom’s Senior Secured Notes - Premium	—	26,251	25,232	24,189
Carrying amount of debt	236,171	594,320	596,674	889,064

(5)	Represents full-time equivalents.

(6)	Legacy EarthLink business metrics consist of metrics related to services in EarthLink’s Business Services segment prior to the acquisition of ITC^DeltaCom.

(7)	EarthLink Business metrics consist of metrics related to the acquired New Edge Networks, ITC^DeltaCom, and One Communications businesses, which is included in the Business Services segment.

(8)	Includes 12,559 route miles owned or obtained through indefeasible rights to use (IRU) and 3,945 marketed and managed route miles.

(9)

Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the period. Average subscribers for the six month periods is calculated by averaging the ending monthly subscribers or accounts for the seven months preceding and including the end of the period.

(10)

ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

(11)

Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis. Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

(12)

The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Business Services and Consumer Services. The Company’s Business Services segment provides integrated communications services and related value-added services to businesses and communications carriers. These services include data services, including managed IP-based network services and broadband Internet access services; voice services, including local exchange, long-distance and conference calling; mobile data and voice services; and web hosting. The Company’s Consumer Services segment provides Internet access services and related value-added services to individual customers. These services include dial-up and high-speed Internet access and voice-over-Internet protocol services, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), depreciation and amortization, stock-based compensation expense, impairment of goodwill and intangible assets and restructuring and acquisition-related costs, as they are not evaluated in the measurement of segment performance.